ANNUAL INCENTIVE PLAN 2015

Exhibit 10.1

The Commercial Vehicle Group, Inc. (the “Company”) 2015 Annual Incentive Plan (the “2015 Plan”) period will be one year, coinciding with the Company’s fiscal year. The performance measures are exclusively financial in nature and will include net sales, operating profit margin, and operating profit after capital charge (“OPACC”).

Participants assigned to a specific Business Unit will have a mix of consolidated and line of business metrics that promotes high level collaboration and divisional “line of sight” performance. Corporate participants will have consolidated metrics.

2015 Annual Incentive Plan Metrics and Weighting
	Net Sales		Operating Profit Margin		OPACC	TOTAL
	Corporate	Business Unit	Corporate	Business Unit	All
Corporate Participants	20%		60%		20%	100%
Business Unit Executives		15%	60%	10%	15%	100%
Business Unit Associates		15%	20%	50%	15%	100%

2015 Annual Incentive Plan Performance Payouts (See Addendum for 2015 Performance Targets)

Below Threshold	No Payout

Threshold Performance	25% Payout

Target Performance (Plan)	100% Payout

Superior/Maximum Performance	200% Payout

ANNUAL INCENTIVE PLAN 2015

Payouts for results between the threshold and target levels of performance and between the target and maximum levels of performance will be determined using straight line interpolation.

Participation

New hires selected to participate in the 2015 Plan will be eligible to participate in the first year of employment with the first year’s award pro-rated based on the number of complete calendar months worked in the plan year, unless otherwise indicated at hire.

Plan Payout Approach

Awards under the 2015 Plan shall be paid as wages as a separate line item, or via separate check through the normal payroll process. All awards paid under the 2015 Plan shall be subject to applicable tax withholding requirements. Participants must be actively employed on the date of payout to receive a payment. Participants who are terminated for any reason prior to the payout date will forfeit their calculated award. The disposition of individual questions, disputes or exceptions will be determined by the Chief Financial Officer and Chief Executive Officer. Any inquiry or dispute regarding the 2015 Plan, or payments under the 2015 Plan, must be directed in writing to the Chief Human Resources Officer.

Administration

The 2015 Plan will be administered by the Compensation Committee of the Board of Directors, with support from the Chief Human Resources Officer, the Chief Financial Officer, and the Chief Executive Officer of the Company. The Compensation Committee has the discretion to review, modify and approve the calculation of the annual performance goals and determine the amount of any bonuses payable under the 2015 Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the current year, including making adjustments to eliminate the effects of restructuring and other (income) expenses not foreseen at the time the 2015 Plan was established, which may include:

•	Significant changes in accounting policies

•	Third party costs associated with non-integration, merger & acquisition expense

•	Early extinguishment of debt

•	Significant gains or losses on the unplanned sale of a business segment or property

•	Restructuring costs associated with workforce reductions

•	Significant asset impairment charges, excluding reserves made in the normal course of business

•	Benefits or expenses associated with significant changes in deferred taxes

ANNUAL INCENTIVE PLAN 2015

•	FX moves against US currency

•	Unusual material legal settlements, exclusive of defense or litigation costs

In addition, the Compensation Committee has the discretion to increase or decrease the payouts based on significant differences in individual performance of each of the executive officers or other 2015 Plan participants.

The existence of a plan does not guarantee a payment under the 2015 Plan and CVG reserves the right to amend or eliminate the 2015 Plan at any time. Participation in the 2015 Plan is not a guarantee of the right to participate in a plan in future years. Participants must continue to satisfy the requirements of the 2015 Plan in order to participate. Participants shall also be subject to all applicable conduct and performance standards including, without limitation, the Company’s Code of Ethics, at all times while performing transactions for which awards are payable hereunder. The Chief Executive Officer may cancel an award related to, or in recognition of, a particular transaction if the Company discovers that the Participant to whom the award may be due has violated any of the above conditions. If the Company discovers such a violation after it has paid an award, the Company reserves the right to pursue any means allowed by law to recover the amount of such an award.

Payments will be calculated under the 2015 Plan utilizing the published metrics. Calculated payments will be presented to the Compensation Committee for review and approval prior to payment.

General

The 2015 Plan, participation hereunder, and/or receipt of an award shall neither create nor constitute a contract of employment. Neither the 2015 Plan nor participation hereunder shall guarantee future employment for any period of time. Participants remain employees at will, and either the Company or a Participant may terminate the Participant’s employment at any time for any reason.

Payments under the 2015 Plan will not be taken into account for purposes of calculating a Participant’s benefits under any of the Company’s other employee benefit plans or arrangements unless otherwise expressly and specifically provided in such benefit plan or arrangement.

The 2015 Plan is unfunded and a Participant’s rights under the 2015 Plan will be equivalent to that of an unsecured general creditor of the Company. The 2015 Plan is intended to be exempt from Internal Revenue Code section 409A and will be administered accordingly.